                                                                      EXHIBIT 15
[LOGO]


2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204-2452



The Board of Directors
DUKE-WEEKS REALTY CORPORATION:

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated April 26, 2000 and July 26, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
August 23, 2000